UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

Biota Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 221-3350

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 2, 2015, the Board of Directors of Biota Pharmaceuticals, Inc. (the “Company”), appointed Mark Colonnese as the Company’s Executive Vice President and Chief Financial Officer.

Mr. Colonnese, age 60, served as Chief Financial Officer of Stealth BioTherapeutics Inc. from November 2014 through October 2015. Prior to joining Stealth BioTherapeutics Inc., Mr. Colonnese served as Executive Vice President and Chief Financial Officer at Transgenomic, Inc. from August 2012 through November 2014. Prior to joining Transgenomic, Inc., Mr. Colonnese served as Executive Vice President, Commercial Operations and Chief Financial Officer at Salutria Pharmaceuticals, LLC from April 2009 through August 2012. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S., magna cum laude, from Ithaca College. Mr. Colonnese is a certified public accountant.

In connection with his appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Colonnese entered into an Executive Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Colonnese will receive an annual base salary of $330,000, subject to adjustment as determined by the Compensation Committee, and is eligible to participate in the bonus and incentive compensation plans of the Company in which other executives of the Company are generally eligible to participate, as the Board or the Compensation Committee shall determine from time to time in its sole discretion. Mr. Colonnese’s annual cash incentive compensation will be targeted at not less than 40% of his then annual salary, subject to the achievement of such performance goals as may be determined by the Company.

The Employment Agreement continues through December 31, 2016, and thereafter will be renewed automatically for successive one year periods (without any action by either party) effective as of January 1st of each year, but may be terminated by either party prior to that date in accordance with the terms of the Employment Agreement.

If Mr. Colonnese’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the Employment Agreement), in either case, within 60 days prior to or one year after the consummation of a change of control, Mr. Colonnese will receive a lump-sum cash amount equal to the sum of (i) Mr. Colonnese’s earned but unpaid base salary and accrued but unused vacation for the year in which the termination occurs, in each case, through such termination; plus (ii) any earned but unpaid cash incentive compensation for the fiscal year immediately preceding the fiscal year in which such termination occurs; plus (iii) one and one half times (1.5x) the sum of (A) Mr. Colonnese’s annual base salary as then in effect and (B) the cash incentive compensation paid to Mr. Colonnese in respect of the most recent fiscal year prior to the year in which the change in control occurs; plus (iv) a payment equal to the present value of the premium payments that would be made by the Company if Mr. Colonnese were to continue to be covered under the Company’s group health, life and disability insurance for 18 months, which amount will be determined by the Company in its sole discretion.

In the event Mr. Colonnese’s employment is terminated by the Company for any reason other than cause, death or disability or in connection with a change in control, or if Mr. Colonnese terminates his employment for good reason other than in connection with a change in control, the Company will pay Mr. Colonnese a lump sum cash amount equal to the sum of (i) Mr. Colonnese’s earned but unpaid base salary and accrued but unused vacation for the year in which the termination occurs, in each case, through such termination; plus (ii) any earned but unpaid cash incentive compensation for the fiscal year immediately preceding the fiscal year in which such termination occurs; plus (iii) Mr. Colonnese’s base salary for 12 months; plus (iv) the product of one times (1.0x) the cash incentive compensation paid to Mr. Colonnese in respect of the most recent fiscal year prior to the year in which such termination occurs; plus (v) an amount equal to the present value of the premium payments that would be made by the Company if Mr. Colonnese were to continue to be covered under the Company’s group health, life and disability insurance for 12 months, which amount will be determined by the Company in its sole discretion.

The Executive Employment Agreement between the Company and Mr. Colonnese is filed as Exhibit 10.1 to this Current Report on Form 8-K, incorporated by reference herein, and the description of the Employment Agreement is qualified in its entirety by reference to such Exhibit.

Mr. Colonnese does not have any family relationship that is required to be disclosed under Item 401(d) of Regulation S-K and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On November 2, 2015, the Company issued a press release announcing the appointment of Mark Colonnese as the Company’s Executive Vice President and Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Employment Agreement, effective as of November 2, 2015, between Biota Pharmaceuticals, Inc. and Mark Colonnese.

99.1	Press release dated November 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biota Pharmaceuticals, Inc.

Date: November 2, 2015	/s/ Joseph M. Patti
	Name:	Joseph M. Patti
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement, effective as of November 2, 2015, between Biota Pharmaceuticals, Inc. and Mark Colonnese.

99.1	Press release dated November 2, 2015.